EXHIBIT 99.1

Contact:
Richard Kurtz, Advanced Photonix, Inc. (805) 987-0146
Richard Moyer, Cameron Associates (212) 554-5466
ADVANCED PHOTONIX, INC. RECEIVES $1,000,000 FROM EXISTING INVESTORS
Camarillo, CA,—Sept. 9, 2005 -Advanced Photonix, Inc. (AMEX: API) announced today that the holders of $1,000,000 of the $5,000,000 of additional investment rights granted in October 2004 to the purchasers of API’s senior subordinated convertible notes issued in connection with the previously completed private placement have exercised these rights. In connection with the exercise of the additional investment rights, API issued an additional $1,000,000 aggregate principal amount of its senior subordinated convertible notes, convertible at the option of the holder under certain circumstances into shares of API’s common stock at an initial conversion price of $2.1156 per share, subject to adjustment. In addition, in connection with this exercise, API issued five-year warrants to purchase an aggregate of 170,164 shares of API’s common stock at an exercise price of $1.78 per share. API received gross proceeds of $1,000,000 from this exercise.
In commenting on the transaction, Richard (Rick) Kurtz CEO and Chairman of the Board stated, “We are pleased with the support we have received from all of our existing financial partners. The proceeds will be used for general working capital as a means to further our internal and external growth plans. To date, we are very pleased the way the investment community has responded positively to our vision for the future, and we all look forward to continuing our plans for growing API.”
The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products.
Advanced Photonix, Inc.® (AMEX: API) is a leading supplier of opto-electronic solutions and Terahertz instrumentation to a global OEM customer base. Products include the patented High speed optical receivers in APD and PIN configurations and silicon Large Area Avalanche Photodiode (LAAPD), PIN photodiode and FILTRODE® detectors. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.
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